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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ARV Assisted Living, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of ARV Assisted Living, Inc. and subsidiaries of our report dated March 31, 1999, relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998, the nine-month period ended December 31, 1997 and the year ended March 31, 1997 and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of ARV Assisted Living, Inc. and subsidiaries.

/s/ KPMG LLP


Orange County, California
March 31, 1999